Exhibit 99.3

W&T Offshore, Inc.

Senior Secured 1.5 Lien Term Loan

Summary of Indicative Terms and Conditions

June 7, 2016

The following outline is a summary of the proposed terms of a new senior secured 1.5 lien term loan (the “New Term Loan Indebtedness”) issued by W&T Offshore, Inc. (the “Issuer”). This Summary of Indicative Terms and Conditions is intended merely as an outline of certain of the material terms of the proposed New Term Loan Indebtedness. It is not intended to limit the scope of discussion and negotiation of any matters not consistent with the specific matters set forth herein.

New Term Loan Indebtedness

Issuer:	W&T Offshore, Inc.

Issue:	New 1.5 lien term loan

Ranking:	Senior Secured 1.5 Lien

Collateral:	Secured by a 1.5 lien security interest in all of the collateral securing the Issuer’s existing revolving credit facility

Facility Size:	$75 million

Interest Rate:	[TBD]

Interest Payment Dates:	[TBD]

Maturity Date:	February 15, 2020

Call Protection:	Callable at 101 in year 1 and callable at par thereafter

Negative Covenants:	“Credit Facility” basket of $[300] million for RBL indebtedness only with corresponding permitted lien basket Pari passu liens prohibited

Financial Covenants	First lien leverage ratio through the 1.5 lien of 2.75x, stepping down to 2.25x on September 30, 2017

Intercreditor Agreement:	A mutually agreeable intercreditor agreement between the RBL lenders and the agent to the New Term Loan Indebtedness

Conditions Precedent	RBL amendment Exchange transaction completed with at least 70% noteholder participation [2nd lien term loan amendment]